Exhibit 10.03

Description of Retention Arrangements with Jill S. Braff, Alessandro Galvagni and Eric R. Ludwig

On July 6, 2009, our board of directors approved retention arrangements for Jill S. Braff, our former Senior Vice President of Global Publishing, Alessandro Galvagni, our Senior Vice President of Global Product Development and Chief Technology Officer, and Eric R. Ludwig, our Senior Vice President and Chief Financial Officer. Pursuant to the retention arrangements, in the event that the employment with Glu of Ms. Braff, Mr. Galvagni or Mr. Ludwig is terminated by us without Cause or as the result of an Involuntary Termination (such terms as defined in those certain Change of Control Severance Agreements, each dated as of October 10, 2008, by and between each of Ms. Braff, Mr. Galvagni and Mr. Ludwig and us (the “Executive COC Agreements”)) prior to June 30, 2010, the terminated executive would receive an amount equal to six months of his or her annualized base salary plus 50% of what his or her bonus would have been for the year in which he or she is terminated once such bonus amount is determined subsequent to the end of such year. With respect to the bonus payment described in the preceding sentence, in the event such termination occurs after December 31, 2009 but prior to our payment of bonuses earned for 2009 performance, the terminated executive would receive his or her full 2009 bonus plus 50% of what his or her bonus would have been for 2010 once such bonus amount is determined.

In the event that Glu is subject to a Change of Control (as defined in the Executive COC Agreements) prior to June 30, 2010, each of Ms. Braff, Mr. Galvagni and Mr. Ludwig will be entitled to the severance benefits set forth in his or her Executive COC Agreement rather than the payments described in the preceding paragraph.

Our Board also granted each of Ms. Braff, Mr. Galvagni and Mr. Ludwig an option to purchase 60,000 shares of our common stock, with 50% of the shares subject to the option vesting on the date that a new Chief Executive Officer joins Glu (the “Start Date”) and the remaining 50% of the underlying shares vesting on the six-month anniversary of the Start Date.

Ms. Braff voluntarily terminated her employment with Glu, effective as of October 9, 2009 and prior to the Start Date, and, as a result, is not eligible to receive the cash awards described above, and her option did not vest and was terminated.